Exhibit 1.1

CHINA UNICOM LIMITED

 (Incorporated in Hong Kong with limited liability under Companies Ordinance)

CHANGES OF DIRECTORS

The Board of Directors (“the Board”) of China Unicom Limited (“the Company”) announces that Mr. Shi Cuiming (“Mr. Shi”) has resigned as Executive Director and Executive Vice President of the Company; and Mr. Ge Lei (“Mr. Ge”) has resigned as Non-Executive Director of the Company, both with effect from 1 February 2004.

With effect from the same day, Mr. Tong Jilu (“Mr. Tong”) has been appointed Executive Director and Chief Financial Officer of the Company, Mr. Zhao Le (“Mr. Zhao”) has been appointed Executive Director and Vice President of the Company and Mr. Liu Yunjie (“Mr. Liu”) has been appointed as Non-Executive Director of the Company.

The Board expresses its sincerest gratitude to Mr. Shi and Mr. Ge for their contribution to the Company made during their period of services. The Board sends its warmest welcome to Mr. Tong, Mr. Zhao and Mr. Liu for their appointment as Directors of the Company.

By Order of the Board
China Unicom Limited
Yee Foo Hei
Company Secretary

Hong Kong, 1 February 2004

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